                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/

                         Intelect Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  458144-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 July 12, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [_]    Rule 13d-1(d)

-----------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 458144-10-2            13G                             Page 2 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Citadel Limited Partership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware limited liability company
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,738,227 shares of Common Stock (2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      12.6 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 7,452,628 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 3 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Citadel Investment Group, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Illinois limited partnership
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,738,227 shares of Common Stock (2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      12.6 % as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 7,452,628 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 4 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      GLB Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware limited partnership
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,738,227 shares of Common Stock (2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      12.6% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 7,452,628 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 5 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth Griffin

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    U.S. citizen
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,738,227 shares of Common Stock (2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      12.6% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 7,452,628 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 6 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wellington Partners Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Illinois limited partnership
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,790,435 shares of Common Stock (2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      4.1% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,043,798 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 7 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WNPH, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware limited liability company
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 8 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WHC, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware limited liability company
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 9 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      NP Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda general partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 10 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wingate Capital Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,790,435 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      4.1% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,043,798 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 11 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kensington Global Strategies Fund, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,451,115 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      7.8% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,993,751 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 12 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fisher Capital Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,451,115 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      7.8% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,993,751 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 13 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Olympus Securities, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares of Common Stock(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 14 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Orchard Investment Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          118,932 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0.3% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,005,046 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 15 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Midway Capital Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          118,932 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0.3% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,005,046 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 16 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CCG Capital Fund L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          189,299 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0.4% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,057,055 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 17 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CCG Capital Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          189,299 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0.4% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,057,055 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

  CUSIP NO. 458144-10-2            13G                             Page 18 of 35


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CCG Investment Fund Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0(1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          188,446 shares of Common Stock(2)(3)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Item 8.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES*(2)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  9
11
      0.4% as of the date of the filing of this statement. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,056,202 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all their shares of Common Stock.
(2)  Does not include certain shares.  See Item 4.
(3)  See Item 4.

CUSIP No. 458144-10-2             13G                              Page 19 of 35


Item 1(a).     Name of Issuer:

               Intelect Communications, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1100 Executive Drive
               Richardson, Texas 75081

Item 2(a).     Name of Person Filing:
Item 2(b).     Address of Principal Business Office or, if none, Residence:
Item 2(c).     Citizenship:

               Citadel Limited Partnership
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Illinois limited partnership

               Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited liability company

               GLB Partners, L.P.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited partnership

               Kenneth Griffin
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               U.S. citizen

CUSIP No. 458144-10-2             13G                              Page 20 of 35


               Wellington Partners Limited Partnership
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Illinois limited partnership

               WNPH, L.L.C.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited liability company

               WCH L.L.C.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited liability company

               NP Partners
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Bermuda general partnership

               Wingate Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Cayman Islands company
               Acquirer of securities being reported on

               Kensington Global Strategies Fund, Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Bermuda company

CUSIP No. 458144-10-2             13G                              Page 21 of 35

               Fisher Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Cayman Islands company
               Acquirer of securities being reported on

               Olympus Securities, Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Bermuda company

               Orchard Investment Partners, L.P.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited partnership

               Midway Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Cayman Islands company
               Acquirer of securities being reported on

               CCG Capital Fund L.P.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited partnership

CUSIP No. 458144-10-2             13G                              Page 22 of 35

               CCG Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Cayman Islands company
               Acquirer of securities being reported on

               CCG Investment Fund Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Cayman Islands company
               Acquirer of securities being reported on


Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:
               458144-10-2

CUSIP No. 458144-10-2             13G                              Page 23 of 35


Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;
          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;
          (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;
          (d)  [_]  Investment company registered under Section 8 of the Investment
                    Company Act;
          (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f)  [_]  An employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F);
          (g)  [_]  A parent holding company or control person in accordance with
                    Rule 13d-1(b)(ii)(G);
          (h)  [_]  A savings association as defined in Section 3(b) of the Federal
                    Deposit Insurance Act;
          (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership.

CITADEL INVESTMENT GROUP, L.L.C.
GLB PARTNERS L.P.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN

          (a)  Amount Beneficially Owned:
                      5,738,227 shares of Common Stock (2) (3)

CUSIP No. 458144-10-2             13G                              Page 24 of 35


          (b)  Percent of Class:

                       12.6 %. Based on 38,257,965 shares of Common
                       Stock issued and outstanding as of May 14, 1999, plus 7,452,628 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.

WELLINGTON PARTNERS LIMITED PARTNERSHIP
WINGATE CAPITAL LTD.

          (a)  Amount Beneficially Owned:
                   1,790,435 shares of Common Stock (2) (3)

          (b)  Percent of Class:
                   4.1%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,043,798 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:

                       See Item (a) above.

CUSIP No. 458144-10-2             13G                              Page 25 of 35


WNPH, L.L.C.
WCH, L.L.C.
NP PARTNERS

          (a)  Amount Beneficially Owned:
                    0 shares of Common Stock (2)

          (b)  Percent of Class:
                    0%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.

CUSIP No. 458144-10-2             13G                              Page 26 of 35


KENSINGTON GLOBAL STRATEGIES FUND, LTD.
FISHER CAPITAL LTD.

          (a)  Amount Beneficially Owned:

                    3,451,115 shares of Common Stock (2) (3)

          (b)  Percent of Class:
                    7.8%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 5,993,751 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.


OLYMPUS SECURITIES LTD.

          (a)  Amount Beneficially Owned:
                    0 shares of Common Stock (2)

CUSIP No. 458144-10-2             13G                              Page 27 of 35


          (b)  Percent of Class:
                    0%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 3,925,806 shares of Common Stock issued pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.


ORCHARD INVESTMENT PARTNERS, L.P.
MIDWAY CAPITAL LTD.

          (a)  Amount Beneficially Owned:

                    118,932 shares of Common Stock (2) (3)

          (b)  Percent of Class:
                    0.3%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,005,046 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:

CUSIP No. 458144-10-2             13G                              Page 28 of 35


               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.


CCG CAPITAL FUND L.P.
CCG CAPITAL LTD.

          (a)  Amount Beneficially Owned:
                    189,299 shares of Common Stock (2) (3)

          (b)  Percent of Class:
                    0.4%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,057,055 shares of Common Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.


CCG INVESTMENT FUND LTD.

          (a)  Amount Beneficially Owned:
                    188,446 shares of Common Stock (2) (3)

          (b)  Percent of Class:
                    0.4%. Based on 38,257,965 shares of Common Stock issued and outstanding as of May 14, 1999, plus 4,056,202 shares of Common

CUSIP No. 458144-10-2             13G                              Page 29 of 35


                    Stock issued and issuable on September 10, 1999 pursuant to the Settlement Agreement referred to below.

          (c)  Number of shares as to which persons filing statement have:

               (i)   Sole power to vote or to direct the vote:
                       0

               (ii)  Shared power to vote or to direct the vote:
                       0 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                       0

               (iv)  Shared power to dispose or to direct the disposition of:
                       See Item (a) above.

(1) Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock.

(2) Does not include shares issuable on exercise of warrants to purchase Common Stock, as set forth below. None of the holders has the right to exercise Warrants for a number of shares of Common Stock (i) in excess of the number of shares that, upon giving effect to such exercise would cause the aggregate number of shares of Common Stock beneficially owned (as defined in the applicable instruments) by the holder and its affiliates to exceed 5% of the outstanding shares of Common Stock following the exercise, or (ii) to the extent that, after giving effect to such exercise, such holder would have acquired beneficial ownership (as defined in the applicable instruments) of a number of shares of Common Stock during the 60-day period ending on and including the date such exercise was implemented (the "60-Day Period") which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-Day Period, is in excess of 10% of the shares of Common Stock outstanding immediately after giving effect to such conversion or exercise. Wingate Capital Ltd., Fisher Capital Ltd., NP Partners, Olympus Securities, Ltd.; CCG Capital Ltd. and CCG Investment Fund Ltd. hold Warrants to purchase 34,200, 66,400, 68,800, 122,800, 3,900 and 3,900 shares of Common Stock, respectively. At such time as the Common Stock underlying such Warrants is beneficially owned by the Reporting Persons within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1933, as amended ("Rule 13d-3"), the other Reporting Persons will have beneficial ownership of these shares as follows: Citadel Investment Group, L.L.C., GLB Partners L.P., Citadel Limited Partnership and Kenneth C. Griffin: 300,000 shares; Wellington Partners Limited Partnership:
103,000 shares; WNPH, L.L.C. and WCH, L.L.C.: 68,800 shares; Kensington Global Strategies Fund, Ltd.: 189,200 shares; and CCG Capital Fund L.P.: 3,900 shares. This Schedule shall not be construed as an admission that any of the Reporting Persons is a "beneficial owner" of the Common Stock underlying such Warrants within the meaning of Rule 13d-3 as of the date of filing of this Schedule 13-G.

CUSIP No. 458144-10-2             13G                              Page 30 of 35


(3) Includes 3,526,822 shares of Common Stock to be acquired on September 10, 1999 pursuant to a Settlement Agreement among the Issuer and the Reporting Persons in exchange for 4,642 shares, in the aggregate, of the Issuer's Series D
Convertible Preferred Stock  plus certain amounts due from the Issuer.   These
shares will be acquired as follows: Wingate Capital Fund: 1,117,992 shares; Fisher Capital Ltd.: 2,067,945 shares; Midway Capital Ltd.: 79,240 shares; CCG Capital Ltd.: 131,249 shares; CCG Investment Fund Ltd.: 130,396 shares. The following other Reporting Persons also have beneficial ownership of these shares as follows: Citadel Investment Group L.L.C., GLB Partners L.P., Citadel Limited Partnership and Kenneth C. Griffin: 3,526,822 shares; Wellington Partners Limited Partnership: 1,117,992 shares; Kensington Global Strategies Fund, Ltd.:
2,067,945 shares; Orchard Investment Partners, L.P.: 79,240 shares; and CCG Capital Fund L.P.: 131,249 shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Item 2.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.


Item 9.  Notice of Dissolution of Group.

         Not Applicable.

CUSIP No. 458144-10-2             13G                              Page 31 of 35


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 458144-10-2             13G                              Page 32 of 35


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 16, 1999


 /s/ Kenneth Griffin
-------------------------------------------
     Kenneth Griffin


CITADEL INVESTMENT GROUP, L.L.C.

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


GLB PARTNERS, L.P.
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   --------------------------------------
         Kenneth Griffin, President


CITADEL LIMITED PARTNERSHIP
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   --------------------------------------
         Kenneth Griffin, President


WELLINGTON PARTNERS LIMITED PARTNERSHIP
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   --------------------------------------
         Kenneth Griffin, President

CUSIP No. 458144-10-2             13G                              Page 33 of 35


WNPH, L.L.C.
By:  Wellington Partners Limited Partnership, its sole member
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


WCH L.L.C.
By:  Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


NP PARTNERS
By:  WCH L.L.C., its general partner
By:  Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


WINGATE CAPITAL LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


KENSINGTON GLOBAL STRATEGIES FUND, LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President

CUSIP No. 458144-10-2             13G                              Page 34 of 35


FISHER CAPITAL LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


OLYMPUS SECURITIES, LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


ORCHARD INVESTMENT PARTNERS, L.P.
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


MIDWAY CAPITAL LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


CCG CAPITAL FUND L.P.
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President

CUSIP No. 458144-10-2             13G                              Page 35 of 35

CCG CAPITAL LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President


CCG INVESTMENT FUND LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By: /s/ Kenneth Griffin
   --------------------------------------
        Kenneth Griffin, President